SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

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Securities Exchange Act of 1934

(Amendment No.         )

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 14, 2019

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about Franklin Mutual Advisers, LLC (“Franklin Mutual”), an investment sub-adviser for a portion of the EQ/Franklin Small Cap Value Managed Volatility Portfolio (formerly the AXA/Franklin Small Cap Value Managed Volatility Portfolio) (“Portfolio”), a series of EQ Advisors Trust (“Trust”).

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual and Semi-Annual Reports, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace unaffiliated investment sub-advisers (“Sub-Advisers”) for the Trust and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment.

In September 2018 Franklin Advisory Services, LLC (“Franklin Advisory”), then Sub-Adviser for the portion of the Portfolio that is actively managed (“Active Allocated Portion”), notified FMG LLC that Steven B. Raineri and Christopher Meeker, CFA, portfolio managers for the Active Allocated Portion of the Portfolio and members of the Franklin U.S. Value Team, were being integrated into an affiliate, Franklin Mutual, as part of a strategic realignment of that team. As a result of this strategic realignment, the entity with which FMG LLC contracted to provide sub-advisory services with respect to the Portfolio changed from Franklin Advisory to Franklin Mutual.

At a regular meeting of the Board held on September 12-13, 2018 (“September 2018 Meeting”), the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, FMG LLC, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved FMG LLC’s proposal to (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Franklin Advisory with respect to the Portfolio (“Franklin Advisory Agreement”), and (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and Franklin Mutual with respect to the Portfolio (“Original Franklin Mutual Agreement”). Franklin Mutual became the new Sub-Adviser to the Active Allocated Portion effective on or about September 30, 2018.

At a regular meeting of the Board held on July 16-18, 2019 (“July 2019 Meeting”), the Board, including the Independent Trustees, considered and unanimously approved a new Investment Sub-Advisory Agreement between FMG LLC and Franklin Mutual with respect to the Portfolio (“New Franklin Mutual Agreement”) and

approved the mailing of this Information Statement to shareholders. The terms of the New Franklin Mutual Agreement are substantially identical to the terms of the Original Franklin Mutual Agreement, except as to the effective date. The New Franklin Mutual Agreement went into effect on or about July 16, 2019.1 Under the New Franklin Mutual Agreement, Franklin Mutual continues to serve as the Sub-Adviser to the Active Allocated Portion. In addition, a portion of the Portfolio seeks to track the performance of an index (“Index Allocated Portion”). BlackRock Investment Management, LLC continues to serve as the Sub-Adviser to the Index Allocated Portion. You are receiving this Information Statement because a prior information statement regarding the appointment of Franklin Mutual as Sub-Adviser was inadvertently not mailed within 90 days of Franklin Mutual’s appointment. The cost of printing and mailing this Information Statement will be borne by FMG LLC.

Factors Considered by the Board

In reaching its decision to approve the New Franklin Mutual Agreement at its July 2019 Meeting, the Board considered the overall fairness of the New Franklin Mutual Agreement and whether the New Franklin Mutual Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Franklin Mutual Agreement, including: (1) the nature, quality and extent of the overall services provided to the Portfolio by Franklin Mutual; (2) comparative performance information; (3) the level of the sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to Franklin Mutual and its affiliates (i.e., indirect benefits that they would not receive but for their relationship with the Portfolio). In considering the New Franklin Mutual Agreement, the Board did not identify any single factor or information as all-important or controlling, and each Trustee may have attributed different weight to each factor. In addition, with respect to each factor, in connection with its approval of the New Franklin Mutual Agreement at its July 2019 Meeting, the Board considered its conclusions in connection with its approval of the Original Franklin Mutual Agreement at its September 2018 Meeting.

In connection with its deliberations, the Board took into account information prepared by the Adviser and Franklin Mutual, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, Franklin Mutual’s services, as well as Franklin Mutual’s investment personnel, sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. The Board also considered that, in connection with the Board’s approval of the New Franklin Mutual Agreement, the Board had requested and Franklin Mutual had provided updates to the information it had provided in connection with the September 2018 Meeting. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Franklin Mutual Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Franklin Mutual Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Franklin Mutual Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Franklin Mutual Agreement. In approving the New Franklin Mutual Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the sub-advisory fee was fair and reasonable and that the approval of the New Franklin Mutual Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the New Franklin Mutual Agreement.

[1]

As noted in “Additional Information Regarding the Investment Sub-Advisory Agreement” below, a new investment sub-advisory agreement between FMG LLC and Franklin Mutual with respect to the Portfolio went into effect subsequent to the Original Franklin Mutual Agreement and prior to the New Franklin Mutual Agreement. The terms of all of these agreements between FMG LLC and Franklin Mutual are not materially different from one another and, therefore, this Information Statement discusses primarily the Original Franklin Mutual Agreement and the New Franklin Mutual Agreement.

The Board evaluated the nature, quality and extent of the overall services provided to the Portfolio and its investors by Franklin Mutual. In addition to the investment performance and expense information discussed below, the Board considered Franklin Mutual’s responsibilities with respect to the Portfolio (or the allocated portion thereof) pursuant to the New Franklin Mutual Agreement, and Franklin Mutual’s experience in serving as a Sub-Adviser for the Portfolio and as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that Franklin Mutual, subject to the oversight of the Adviser, is responsible for making investment decisions with respect to the Portfolio (or the allocated portion thereof); placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio (or the allocated portion thereof); and performing certain related administrative functions. The Board also reviewed information regarding Franklin Mutual’s process for selecting investments for the Portfolio (or the allocated portion thereof), as well as information regarding the qualifications and experience of Franklin Mutual’s portfolio managers who provide services to the Portfolio. The Board also considered information regarding Franklin Mutual’s procedures for executing portfolio transactions for the Portfolio (or the allocated portion thereof) and Franklin Mutual’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding Franklin Mutual’s trading experience and how Franklin Mutual seeks to achieve “best execution” on behalf of the Portfolio (or the allocated portion thereof). Furthermore, in connection with its approval of the New Franklin Mutual Agreement, the Board recognized that, except as to the effective date, the New Franklin Mutual Agreement is substantially identical to the Original Franklin Mutual Agreement, including with respect to the sub-advisory fee payable and the services provided thereunder.

The Board also considered the Trust’s Chief Compliance Officer’s evaluation of Franklin Mutual’s compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Franklin Mutual and reviewed information regarding Franklin Mutual’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

For purposes of evaluating the nature, quality and extent of the overall services provided to the Portfolio and its investors by Franklin Mutual, the Board also considered the performance of the Active Allocated Portion of the Portfolio and whether the performance of the Active Allocated Portion met the Board’s expectations as to the compatibility of the Sub-Advisers’ different investment strategies and styles and the contributions of Franklin Mutual to the overall Portfolio strategy and performance.

Based on its review, the Board determined that the nature, quality and extent of the overall services provided by Franklin Mutual were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Franklin Mutual Agreement.

The Board considered the sub-advisory fee for Franklin Mutual with respect to the Portfolio (or allocated portion thereof) in light of the nature, quality and extent of the overall services provided by Franklin Mutual. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to Franklin Mutual with respect to the Portfolio and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and Franklin Mutual. The Board also considered the sub-advisory fee in light of the fees that Franklin Mutual charges under other advisory agreements with other comparable clients. Also, in this regard, the Board noted that the sub-advisory fee schedule under the New Franklin Mutual Agreement is the same sub-advisory fee schedule that was in effect under the Original Franklin Mutual Agreement. The Board noted that the management fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Franklin Mutual Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay Franklin Mutual and that the sub-advisory fee was negotiated between Franklin Mutual and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with Franklin Mutual is reasonable in light of the nature, quality and extent of the investment sub-advisory services provided. Based on its review, the Board determined that the sub-advisory fee was fair and reasonable.

The Adviser advised the Board that it did not regard Sub-Adviser profitability as meaningful to its evaluation of the New Franklin Mutual Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and Franklin Mutual based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this was reflected in the sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the sub-advisory fee rate schedule for the Portfolio includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under Franklin Mutual’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to Franklin Mutual, including the following. The Board considered that Franklin Mutual, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. In addition, the Board noted that Franklin Mutual may benefit from greater exposure in the marketplace with respect to Franklin Mutual’s investment process and from expanding its level of assets under management, and Franklin Mutual may derive benefits from its association with the Adviser and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Franklin Mutual were fair and reasonable.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Franklin Mutual Agreement are substantially identical to the terms of the Original Franklin Mutual Agreement, except as to the effective date.

Pursuant to the New Franklin Mutual Agreement, Franklin Mutual is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to Franklin Mutual from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The New Franklin Mutual Agreement (1) will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually; (2) can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and Franklin Mutual, or by FMG LLC or Franklin Mutual on sixty days’ written notice to the Trust and the other party; and (3) terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to Franklin Mutual. The appointment of Franklin Mutual as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to FMG LLC.

The New Franklin Mutual Agreement generally provides that Franklin Mutual will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or FMG LLC as a result of any error of judgment, mistake of law, or other action or omission by Franklin Mutual, except that nothing in the New Franklin Mutual Agreement limits Franklin Mutual’s liability for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Franklin Mutual in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or FMG LLC, or the omission to state therein a material fact known to Franklin Mutual which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Franklin Mutual to FMG LLC or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee schedule under the New Franklin Mutual Agreement is the same sub-advisory fee schedule that was in effect under the Original Franklin Mutual Agreement and is stated below.

Information Regarding Franklin Mutual

The following provides additional information about Franklin Mutual.

Franklin Mutual is a Delaware limited liability company and is an indirect, wholly-owned subsidiary of Franklin Resources, Inc., a publicly owned company engaged in the financial services industry. Charles B. Johnson and Rupert H. Johnson, Jr., are principal shareholders of Franklin Resources, Inc. As of June 30, 2019, Franklin Mutual, together with its affiliates, had approximately $49.9 billion in assets under management.

Following the strategic realignment mentioned above, which became effective on or about September 30, 2018, Steven B. Raineri and Christopher Meeker continue to be primarily responsible for the securities selection, research and trading for the Active Allocated Portion of the Portfolio. Mr. Raineri is a lead portfolio manager and joined Franklin Templeton Investments in 2005 serving in various capacities, including co-lead portfolio manager since 2007. Mr. Meeker is a portfolio manager and research analyst and joined Franklin Templeton Investments in September 2012.

Franklin Mutual’s office is located at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin Resources, Inc.’s office is located at One Franklin Parkway, San Mateo, California 94403. Franklin Mutual’s principal executive officers and directors include:

Name	Title/Responsibilities
Peter Langerman	President, CEO and Chairman
Craig Tyle	Chief Legal Officer
Mark Constant	Treasurer
Breda Beckerle	Chief Compliance Officer

The address of each of these individuals is 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

For its services to the Portfolio, Franklin Mutual receives from FMG LLC a sub-advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.60% of the Franklin Mutual allocated portion’s average daily net assets up to and including $200 million; 0.52% of the Franklin Mutual allocated portion’s average daily net assets in excess of $200 million and up to and including $500 million; and 0.50% of the Franklin Mutual allocated portion’s average daily net assets in excess of $500 million.

Information with respect to the advisory fee charged by Franklin Mutual to a comparable fund subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2018, the Portfolio paid Sanford C. Bernstein & Co., LLC, an affiliate of FMG LLC, brokerage commissions in the amount of $9,456, which represented 9.89% of the total brokerage commissions paid by the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of June 30, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of June 30, 2019, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio as of June 30, 2019:

Shareholder	Class of Shares	Number of Shares Owned	Percentage of Class Owned
EQ/Aggressive Allocation Portfolio*	K	2,373,228.059	24.47%
EQ/Moderate Allocation Portfolio*	K	2,443,533.02	25.19%
EQ/Moderate-Plus Allocation Portfolio*	K	4,630,577.14	47.74%

*	Each portfolio operates under a “fund of funds” structure under which the portfolio invests substantially all of its assets in securities of other investment companies managed by FMG LLC.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of June 30, 2019, are set forth below:

	Class IA	Class IB	Class K
Outstanding Shares	165,059	8,684,051	9,697,750

Additional Information Regarding the Investment Sub-Advisory Agreement

As described in the Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2019, in 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). On May 14, 2018, AXA sold approximately 24.5% of the outstanding shares of AEH via an initial public offering on the New York Stock Exchange. It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in the automatic termination of the Original Franklin Mutual Agreement with respect to the Portfolio.

On November 20, 2018 and March 20, 2019, as part of the Sell-Down Plan, AXA announced the completion of secondary offerings of common stock of AEH and the sale by AXA to AEH of common stock of AEH. As a result of the secondary offerings and the share buybacks, AXA is no longer a majority shareholder of AEH. Upon the closing of the secondary offering and share buyback announced on March 20, 2019, which closed

March 25, 2019, a new investment sub-advisory agreement, whose terms are not materially different from the Original Franklin Mutual Agreement, between FMG LLC and Franklin Mutual with respect to the Portfolio became effective.

A copy of the Trust’s June 30, 2019 Semi-Annual Report accompanies this Information Statement.

Appendix A

The chart below provides information regarding the advisory fee charged by Franklin Mutual to a comparable fund subject to the 1940 Act that it advises.

Name of Fund	Net Assets (as of June 30, 2019)	Advisory Fee Rate (% of average daily net assets)
Franklin Small Cap Value Fund	$2,386.7	0.75% of the value of net assets up to and including $500 million; 0.625% of the value of net assets over $500 million and up to and including $1 billion; 0.50% of the value of net assets over $1 billion and up to and including $5 billion; and 0.49% of the value of net assets over $5 billion.